                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM T-3/A

           FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES UNDER THE
                          TRUST INDENTURE ACT OF 1939



                     UNITED PARCEL SERVICE OF AMERICA, INC.
                     --------------------------------------
                               (Name of Company)

                           55 GLENLAKE PARKWAY, N.E.
                            Atlanta, Georgia  30328
                            -----------------------
                    (Address of Principal Executive Offices)



          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

     TITLE OF CLASS                                       AMOUNT
     --------------                                       ------

     8 3/8 % Debentures due 2030                       $700,000,000


APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:  December 18, 1997.

NAME AND ADDRESS OF AGENT FOR SERVICE:   Catherine Harrison, Esq., 55 Glenlake
Parkway, NE, Atlanta, Georgia  30328.


     The Company hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the Company.
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                   CONTENTS OF APPLICATION FOR QUALIFICATION
                   -----------------------------------------

     This application for qualification comprises:

     (a) Pages numbered one to fourteen, consecutively;

     (b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified (on Form T-1);

     (c) The following exhibits, in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

         (i)    Exhibit T3A -- The Company's Restated Certificate of
                -----------
         Incorporation (incorporated by reference to Exhibit 4(iv) to Form S-8 Registration Statement (Registration No. 33-19622);

         (ii)   Exhibit T3B -- The Company's Bylaws, as amended (incorporated by
                -----------
         reference to Current Report on Form 8-K, filed December 21, 1995;

         (iii)  Exhibit T3C -- Form of Indenture, dated as of December ___,
                -----------
         1997, by and between the Company and Citibank, N.A., as Trustee;

         (iv)   Exhibit T3D -- Not applicable;
                -----------
          (v)   Exhibit T3E.1 -- Offering Circular, dated as of December ___,
                -------------
         1997;

          (vi)  Exhibit T3E.2 -- Letter of Transmittal, dated as of December
                -------------
         ___, 1997;

         (vii)  Exhibit T3E.3 -- Form of Notice of Guaranteed Delivery, dated as
                -------------
         of December ___, 1997;

         (viii) Exhibit T3F -- Cross-Reference Sheet;
                -----------

         (ix)   Exhibit 99 -- Form T-1 of Citibank, N.A.
                ----------

       *  (x)   Exhibit 99.1 -- Consent of Citibank, N.A.
                ------------

* Filed Herewith
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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Company, United Parcel Service of America, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused Amendment No. 2 to this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Atlanta, and State of Georgia, on the 20th day of January, 1998.


(SEAL)                                 UNITED PARCEL SERVICE OF AMERICA, INC.

                                       By: /s/ Ned J. Winsor
                                           ------------------------------------

                                       Name: Ned J. Winsor
                                             ----------------------------------

                                       Title: Manager - Corporate Finance
                                              -------------------------------


Attest: /s/ Catherine Harrison
        -----------------------------

Name:       Catherine Harrison
      -------------------------------